Filed Pursuant to Rule 433

Registration No. 333-294161

Issuer Free Writing Prospectus dated March 18, 2026

Relating to Preliminary Prospectus dated March 16, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE

SECURITIES EXCHANGE ACT OF 1934

For the month of March 2026

Commission File Number: 001-41679

U Power Limited

18/F, Building 3, Science and Technology Industrial Park
Yijiang District, Wuhu City, Anhui Province
People’s Republic of China, 241003
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒    Form 40-F ☐

On March 18, 2026, U Power Limited (the “Company”) entered into a Warrant Exchange and Cancellation Agreement (the “Exchange Agreement”) with SABBY VOLATILITY WARRANT MASTER FUND LTD. (the “Holder”).

Pursuant to the Exchange Agreement, the Holder agreed to the full surrender and cancellation of 551,628 ordinary share purchase warrants previously issued to the Holder (the “Warrants”) on July 25, 2025. In connection with such cancellation, all rights under the Warrants, including the price reset mechanisms set forth in Section 3(b) thereof, have been terminated and are of no further force or effect.

In exchange for the cancellation of the Warrants, the Company agreed to issue 3,000,000 Class A ordinary shares, par value $0.0001 per share, to the Holder (the “Exchange Shares”). To facilitate the Holder’s requirement for immediate liquidity, the Company has committed to delivering the initial 500,000 Exchange Shares via the Depository Trust Company’s Deposit/Withdrawal At Custodian (DWAC) system on or before March 18, 2026. After all of the Exchange Shares are issued, the Company will have 7,603,440 Class A ordinary shares and 368,044 Class B ordinary shares issued and outstanding.

The exchange of the Warrants for the Exchange Shares was made in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended. No commission or other remuneration was paid or given, directly or indirectly, for soliciting such exchange.

The foregoing description of the Exchange Agreement is qualified in its entirety by reference to the full text of the Exchange Agreement, which is filed as Exhibit 99.1 to this Report on Form 6-K and is incorporated herein by reference.

EXHIBIT INDEX

Exhibit No.	Description
99.1	Warrant Exchange and Cancellation Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

U Power Limited

Date: March 18, 2026	By:	/s/ Jia Li
	Name:	Jia Li
	Title:	Chief Executive Officer and Chairman of the Board of Directors

Exhibit 99.1

U Power Limited

18/F, Building 3, Science and Technology Industrial Park
Yijiang District, Wuhu City, Anhui Province
People’s Republic of China, 241003

To: SABBY VOLATILITY WARRANT MASTER FUND LTD. (the “Holder”)

From: U Power Limited (the “Company”)

Date: March 18, 2026

Re: Warrant Exchange and Cancellation Agreement

Dear SABBY VOLATILITY WARRANT MASTER FUND LTD.,

This letter agreement (this “Agreement”) sets forth the terms and conditions under which the Holder agrees to the total cancellation of its existing warrants in exchange for the issuance of ordinary shares of the Company.

1. Cancellation of Warrants Effective immediately upon the execution of this Agreement and delivery of the consideration shares described in Section 2 below, the Holder hereby surrenders and cancels all the outstanding 551,628 ordinary share purchase warrants previously issued by the Company to the Holder (the “Cancelled Warrants”) on July 25, 2025. The Holder acknowledges that the Cancelled Warrants, including all rights thereunder (including, without limitation, the Section 3(b) Reset Rights), shall be null and void and of no further force or effect.

2. Issuance of Consideration Shares In consideration for the cancellation of the Warrants, the Company shall issue to the Holder 3,000,000 Class A ordinary shares, par value $0.0001 per share (the “Consideration Shares”). Notwithstanding anything herein to the contrary, in the event that any delivery of Consideration Shares would otherwise cause the Holder to exceed the beneficial ownership limitations ("Beneficial Ownership Limitation") set forth in Section 2(e) of the Cancelled Warrants (Holder hereby elects 9.99%) with respect to the Consideration Shares, the Company shall only issue such number of Consideration Shares to the Holder that would not cause the Holder to exceed the maximum number of Shares permitted thereunder, as directed by the Holder, with the balance to be held in abeyance until notice from the Holder that the balance (or portion thereof) may be issued in compliance with such limitations, which abeyance shall be evidenced through the remaining Consideration Shares. The parties hereby agree that the Beneficial Ownership Limitation for purposes of the Consideration Shares is 9.99%.

3. Expedited Delivery The Company acknowledges the Holder’s requirement for immediate liquidity. Notwithstanding any standard settlement period, the Company shall cause its transfer agent to deliver the initial 500,000 Consideration Shares to the Holder’s designated brokerage account via DWAC or DRS no later than March 18, 2026, and all future requests to deliver abeyance shares shall be delivered via DWAC within one (1) trading day of such request from Holder.

4. Buy-Out: The parties hereby agree and acknowledge that the issuance of the Consideration Shares is being made solely as a “buy-out” and exchange for the cancellation of existing derivative securities (the Warrants);

5. Exemption from Registration The Company and the Holder agree that the exchange of the Warrants for the Consideration Shares is intended to be exempt from registration pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended. The Company confirms that no commission or other remuneration has been or will be paid or given, directly or indirectly, for soliciting such exchange.

6. Governing Law This Agreement shall be governed by the laws of the State of New York.

Please indicate your acceptance of the foregoing by signing in the space provided below.

Sincerely,

U Power Limited

By:	/s/ Jia Li
	Name:	Jia Li
	Title:	Chief Executive Officer

AGREED AND ACCEPTED:

SABBY VOLATILITY WARRANT MASTER FUND LTD.

By:	/s/ Robert Grundstein
	Name:	Robert Grundstein
	Title:	COO of Investment Manager